Exhibit 15




August 9, 1999



Orion Capital Corporation
Farmington, Connecticut

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Orion Capital Corporation and subsidiaries for the periods ended June 30, 1999 and 1998, as indicated in our report dated August 3, 1999; because we did not perform an audit, we expressed no opinion on that information.

We consent to the incorporation by reference in Registration Statements No. 2-80636 and No. 333-58941 on Form S-8 relating to the Orion Capital Corporation 1982 Long-Term Performance Incentive Plan, No. 333-58905 on Form S-8 relating to Orion Capital Corporation Equity Incentive Plan, No. 2-63344 and No. 333-58889 on Form S-8 relating to the Orion Capital 401(K) and Profit Sharing Plan, No. 33-59847 and No. 333-58939 on Form S-8 relating to the Orion Capital Corporation 1994 Stock Option Plan for Non- Employee Directors, No. 333-55671 on Form S-8 relating to Orion Capital Corporation Employees' Stock Purchase Plan, and No.333-62951 on Form S-8 relating to Retirement Savings Plan for Employees of Guaranty National Insurance Company, of our report dated August 3, 1999, appearing in this quarterly report on Form10-Q of Orion Capital Corporation for the quarter ended June 30, 1999.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP



Hartford, Connecticut